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                                                                    Exhibit 2.4

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT ("Agreement"), dated as of June 30, 1999 among Millennium Daqcom/Dallas LP, a Texas limited partnership (the "Seller"); Millennium Daqcom, LP, the owner of 99% of the outstanding limited partnership interests of the Seller (the "Owner"), RushTrade.com, inc., a Texas corporation ("Purchaser"); and Rushmore Financial Group, Inc., a Texas corporation, and the parent of Purchaser ("Parent").

         WHEREAS, the respective governing boards of the Purchaser and the Seller and Owner have duly approved the acquisition of substantially all of the assets of the Seller pursuant to the terms of this Agreement, it is therefore agreed as follows:

                                   ARTICLE I.
                          PURCHASE AND SALE OF ASSETS

         SECTION 1.1 Agreement to Sell. Subject to the terms and conditions hereinafter set forth, at the Closing the Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Seller for the purchase price specified in Article II of this Agreement, the assets listed in Section 1.2 (the "Assets") free and clear of all liens, claims, charges, and encumbrances of any nature whatsoever, except as agreed by Purchaser. In addition, all leases, contracts and agreements constituting part of the Assets shall be assigned to and assumed by Purchaser and shall be at Closing in full force and effect without any existing defaults (or event or conditions, which with notice or lapse of time, or both, would constitute a default) thereunder.

         SECTION 1.2 Included Assets. The Assets purchased hereunder shall be all business, assets, properties and rights relating to the Seller's securities trading operation in Dallas, Texas (the "Business") and, except as set forth in
Schedule 1.3, shall include, without limitation:

                           (i) all fixed assets, including equipment, vehicles,
                  furniture and fixtures and all other personal property owned by the Seller and related to the Business, together with all warranties and guaranties thereon (such personal property being more particularly described in Schedule 1.2(i));

                           (ii) all contracts, purchase orders, leases, royalty
                  agreements, instruments, permits, licenses, franchises, confidentiality agreements and other agreements attributable to the Business, specifically including all contracts described in Section 3.14, which Contracts are more particularly described in Schedule 1.2(ii) (the "Contracts");

                           (iii) all trade secrets, customer lists, and all
                  other rights and documents owned, required for or incident to the performance of the Business and all books and records incident thereto, which, however, shall not include any stock books and corporate minute books of the Seller;

                           (iv) such rights as the Seller has to use its
                  present telephone numbers related to the Business from and after the Closing Date; and

                           (v) rights to insurance proceeds arising from any
                  loss or damage relating to the Assets.

         SECTION 1.3 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not purchase or receive or be under any obligation with respect to any cash, investments, accounts receivable, notes receivable, deposits, prepaid expenses or other assets, equipment or contracts which are set forth in Schedule 1.3 (the "Excluded Assets").


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         SECTION 1.4 Liabilities of the Seller. Except for the liabilities set forth on Schedule 1.4, Purchaser will not assume any liability or other obligation of Seller and shall acquire the Assets free and clear of any lien, claim, charge or encumbrance. Seller agrees to pay and discharge at or prior to Closing its indebtedness and all of its other liabilities as they pertain to the Business and present evidence thereof to Purchaser.

         SECTION 1.5 Closing. The Closing of the purchase and sale hereby shall take place at the offices of Purchaser's attorney, Glast, Phillips & Murray, P.C., 2200 One Galleria Tower, 13355 Noel Road, Dallas, Texas 75240 at a date and time mutually agreeable to Seller and Purchaser as soon as possible upon satisfaction of all conditions set forth in Article VI hereof. At the Closing, each party shall execute and deliver the documents and take the actions required or contemplated by this Agreement in order to complete the transfer of the Assets to Purchaser. The Closing shall occur simultaneously with the closing of the Asset Purchase Agreement dated the date hereof between Purchaser and Seller of the assets and business of Daqcom International LLC (the "Houston Agreement"),the Note Purchase Agreement attached hereto as Exhibit A, and the Asset Purchase Agreement dated June 15, 1999 for the purchase of certain assets of Block Trading, Inc..



                                  ARTICLE II.
                                 PURCHASE PRICE

         The Purchase Price for the Assets shall consist exclusively of the assumption by Purchaser of the liabilities set forth on Schedule 1.4 and the sum of $1,000,000, of which $150,000 shall be paid in cash by wire transfer at Closing, pursuant to the wire transfer instructions set forth in Schedule 2, and the balance of $850,000 shall be paid in the form of 154,545 shares of Parent's restricted common stock, par value $0.01 per share.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLER

         The Seller and Owner jointly and severally represent and warrant to the Purchaser as follows:

         SECTION 3.1 Organization and Qualification. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. The Seller has no Subsidiaries or interests in any other entity. The Seller has all requisite power and authority to own or operate its properties and conduct its Business as it is now being conducted. The Seller is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the Business transacted by it makes such qualification necessary.

         SECTION 3.2 Authority Relative to this Agreement. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the requisite action of the Partners of the Seller, and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Seller and, assuming this Agreement constitutes a valid and binding obligation of Purchaser, this Agreement constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

         SECTION 3.3 Consents and Approvals; No Violation. Except as described in the Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated hereby nor compliance by the Seller with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Certificate of Limited Partnership, Partnership Agreement, or other organization documents of the Seller, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, (c) result in a default (with or without due notice or lapse of time or both) (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Contract, license, agreement or other instrument or obligation to which the Seller is


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a party or by which the Seller any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, (d) result in the creation or imposition of any lien, charge or other encumbrance on the assets of the Seller, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its assets.

         SECTION 3.4 Litigation, etc. Except as described in the Disclosure Schedule, (a) there is no action, claim, or proceeding pending or, to the knowledge of the Seller threatened, to which the Seller is or would be a party before any court or governmental authority acting in an adjudicative capacity, or any arbitrator or arbitration tribunal; (b) the Seller is not subject to any outstanding order, writ, injunction or decree; and (c) since December 31, 1998, there have been no claims made or actions or proceedings brought against any officer or manager of the Seller arising out of or pertaining to any action or omission within the scope of his employment or position with the Seller. All litigation and other administrative, judicial or quasi-judicial proceedings to which the Seller is a party or to which it has been threatened to the Seller's knowledge to be made a party, are described in the Disclosure Schedule.

         SECTION 3.5 Changes. Except as expressly contemplated by this Agreement or as reflected in the Disclosure Schedule or in the Seller Financial Statements, since December 31, 1998, the Seller has conducted its Business only in the ordinary and usual course, and, except as set forth in the Disclosure Schedule or in the Seller Financial Statements, none of the following has occurred, except as shall have occurred in the ordinary course of its Business:

                  (a) any material adverse change in the condition (financial or other), results of operations, Business, assets (including the Assets), customer, supplier and employee relations of the Seller;

                  (b) any change in accounting methods, principles or practices by the Seller materially affecting its assets (including the Assets), liabilities or Business, except insofar as may have been required by a change in generally accepted accounting principles;

                  (c) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the condition (financial or other), Business, or operations of the Seller;

                  (d) any entry by the Seller into any commitment or transaction material to the condition (financial or other), Business or operations of the Seller, which is not in the ordinary course of business and consistent with past practice;

                  (e) any revaluation by the Seller of any of its respective Assets, including without limitation, writing down the value of Assets or writing off notes or accounts receivables other than in the ordinary course of business and consistent with past practice; or

                  (f) any agreement by the Seller to do any of the things described in the preceding clauses (a) through (e), other than as expressly contemplated or provided for herein.

         SECTION 3.6 Environmental Matters. During the period of Seller's ownership, and to the best of Seller's knowledge (without conducting any investigation), at all times prior thereto, none of the real property owned, leased, managed, operated or otherwise utilized by Seller is on any federal or state "Superfund" list or has been the site of any activity that would violate any federal, state, local or foreign environmental law, ordinance, rule, regulation, judgment, order, writ, injunction or decree, past or present, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984 ("RCRA"), the Clean Air Act, the Clean Water Act of 1977, the Toxic Substances Control Act, or any other federal, state, local or other law, ordinance, rule, regulation, judgment, order, writ, injunction or decree relating to air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site hazardous substances (as defined in CERCLA), solid waste (as defined in RCRA) or other pollutants, nor has Seller received notice of any potential violation of any such law, ordinance, rule, regulation, judgment, order, writ, injunction or decree concerning, directly or indirectly, Seller or the Assets. To the best of Seller's knowledge (without conducting any investigation), no hazardous substances (as defined in CERCLA), solid waste (as defined in the RCRA) or other pollutants of any nature have been handled,


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stored, treated, recycled or disposed of on or from any such real property that could have been released (as defined in CERCLA) or leaked, spilled or otherwise contaminated any such property or any other real property.

         SECTION 3.7 Condition of Assets. As of the date of Closing, the Assets will be in good repair and working order, normal wear and tear excepted, and will not be in immediate need of any major repair or capital expenditure except as noted on the Disclosure Schedule.

         SECTION 3.8   Employee Benefits.

                  (a) The Disclosure Schedule hereto contains a true and complete list of all of the following agreements or plans of Seller which are in effect and which pertain to any of the Personnel:

                           (i) "employee welfare benefit plans" and "employee
                  pension benefit plans", as defined in Section 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

                           (ii) any other pension, profit sharing, retirement,
                  deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefits, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which Seller maintains or to which Seller has any outstanding, present, or future obligation to contribute to or make payments under, whether voluntary, contingent, or otherwise (the plans, programs, policies, or arrangement described in clauses (i) or (ii) are herein collectively referred to as the "Seller Plans").

                  (b) Seller does not presently contribute and/or has never contributed or been obligated to contribute to a multiemployer plan as defined in section 3(37)(A) of ERISA.

                  (c) No Seller Plan is subject to Title IV of ERISA.

                  (d) No Seller Plan has been terminated nor has any accumulated funding deficiency (as defined in Code Section 412(a)) been incurred, nor has any waiver from the Internal Revenue Service been received or requested.

         SECTION 3.9  Taxes, Tax Returns.

                  (a) The Seller has delivered to Purchaser copies of the federal income tax returns of the Seller for each of the last two fiscal years and all schedules and exhibits thereto. Except as set forth on the Disclosure Schedule, the Seller has duly and timely filed in correct form all federal, state and local information returns and tax returns required to be filed by them on or prior to the date hereof (all such returns to the best of knowledge of Seller being accurate and complete in all material respects) and, to the best knowledge of the Seller, has duly paid or made provision for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from them by any governmental authority (including, without limitation, those due in respect of their properties, income, business, capital stock, franchises, licenses, sales and payrolls) other than taxes or other charges (i) which are not yet delinquent or are being contested in good faith and set forth in the Disclosure Schedule and (ii) have not been finally determined.

                  (b) To the best knowledge of the Seller, (i) proper and accurate amounts have been withheld by the Seller from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns which are accurate and complete in all material respects have been filed by the Seller for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and (iii) the amounts shown on such returns to be due and payable have been paid in full, or adequate provision therefore has been included by the Seller in the most recent Seller Financial Statements.


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         SECTION 3.10 Tax Audits. Except as disclosed in the Disclosure
Schedule, (i) no audit of any material federal, state or local U.S. return of the Seller is currently in progress, nor has the Seller been notified that such an audit is contemplated by any taxing authority, (ii) the Seller has not extended any statute of limitations with respect to the period for assessment of any federal, state or local U.S. tax, and (iii) the Seller does not contemplate the filing of an amendment to any return, which amendment would have a material adverse effect on the Seller.

         SECTION 3.11 Undisclosed Liabilities. The Seller is not liable for or subject to any material Liabilities (as hereinafter defined), except (a) liabilities disclosed or reserved for in the most recent Seller Financial Statements and not heretofore paid or discharged, (b) liabilities under any Contract specifically disclosed on the Disclosure Schedule, none of which liabilities under any such Contract were required under generally accepted accounting principles consistently applied to have been adequately and specifically disclosed or reserved for in the most recent Seller Financial Statements, or (c) liabilities incurred, consistent with past practice, in or as a result of the ordinary course of business of the Seller, and in accordance with this Agreement, since the date of the most recent Seller Financial Statements. As used in this Agreement, the term "Liability" or "Liabilities" includes any direct or indirect liability, indebtedness, obligation, guarantee or endorsement (other than endorsements of notes, bills, and checks presented to banks for collection or deposit in the ordinary course of business), whether actual, accrued, absolute, or contingent.

         SECTION 3.12  No Default; Compliance.

                  (a) Except as set forth in the Disclosure Schedule, the Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which the Seller is a party or by which its properties are bound, (ii) any judgment, order or injunction of any court, arbitrator or governmental agency or (iii) any other agreement, Contract, lease, license or other instrument.

                  (b) Except as set forth in the Disclosure Schedule, the Seller has complied with all laws, regulations, orders, judgments or decrees of any federal or state court or governmental authority applicable to the Business.

         SECTION 3.13 Contracts and Commitments. Except as listed and described in the Disclosure Schedule, the Seller is not a party to, nor is its assets bound by, any written or oral covenant, contract, agreement or understanding (a "Contract") that will affect the Business after the Closing or that will not be discharged and terminated at or prior to Closing.

                  (a) Each Contract is a valid agreement, without any material default of Seller thereunder, and to the knowledge of Seller, without any default on the part of any other party thereto. To the knowledge of Seller, no event or occurrence has transpired which with the passage of time or giving of notice or both will constitute a default under any Contract. True and correct copies of the Contracts (and any amendments thereto) have been provided to Purchaser. At the time of Closing, Seller shall have made all payments and performed all obligations due through the Closing Date under each Contract.

                  (b) No Contract has been assigned by Seller or any interest granted therein by Seller to any third party, or is subject to any mortgage, pledge, hypothecation, security interest, lien, or other encumbrance or claim, all of which shall be released at or prior to Closing.

                  (c) The Contracts have been entered into in the ordinary course of Seller's business.

         SECTION 3.14 Compliance with Law and Permits. The Seller has owned and operated its properties and assets in substantial compliance with the provisions and requirements of all laws, orders, regulations, rules and ordinances issued or promulgated by all governmental authorities having jurisdiction with respect thereto. All necessary governmental certificates, consents, permits, licenses or other authorizations with regard to the ownership or operation by the Seller of its properties and assets have been obtained, and no violation exists in respect of such licenses, permits or authorizations. None of the documents and materials filed with or furnished to any


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governmental authority with respect to the properties, Assets or Business of the Seller contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements therein not misleading.

         SECTION 3.15 Title to Property. Except as disclosed on the Disclosure Schedule, the Seller has good and marketable title, insured with respect to properties and Assets which currently are of a type for which insurance is generally available, free and clear of all security interests, liens, encumbrances and encroachments of a material nature, to its real property and other property and Assets that are material to Seller's Business.

         SECTION 3.16 Insurance. The Disclosure Schedule sets forth a complete and accurate list and description of all of Seller's insurance policies in force, naming the Seller or any employees of the Seller as an insured or beneficiary or as a loss payable payee or for which the Seller has paid or is obligated to pay all or part of the premiums. The Seller has not received notice of any pending or threatened termination or retroactive premium increase with respect thereto, and the Seller is in compliance with all conditions contained therein, the noncompliance with which could result in termination of insurance coverage or increased premiums for prior or future periods. There are no pending material claims against such insurance by the Seller as to which insurers have denied liability, no defenses provided by insurers under reservations of rights, and no material claim under such insurance that has not been properly filed by the Seller. Purchaser and Seller shall endeavor to transfer all such insurance coverages to Purchaser or the Transferee.

         SECTION 3.17 Employees. The Disclosure Statement sets forth a list of the employees of the Seller, stating with respect to each the name, date of hire and rate of compensation. Except as described in the Disclosure Statement, there are no claims or disputes pending with any employee regarding workers' compensation, unemployment benefits, discrimination (including discrimination based on any disability), or compensation, and no employment or collective bargaining agreements is in effect covering any such person.

         SECTION 3.18 Financial Statements. Seller has previously delivered to Purchaser unaudited statements of operations and balance sheet as of April 30, 1999 and as of all fiscal months thereafter for which such statements are available, along with the forecasts for the months of May and June 1999 (the "Seller Financial Statements"). The Seller Financial Statements have been prepared in accordance with Seller's historical practices and fairly present the operations of the Business for the periods presented and as of their respective dates.

         SECTION 3.19 Trade Names, Trademarks, and Copyrights. The Disclosure Schedule sets forth all trade names, trademarks, service marks, and copyrights and their registrations, owned by the Seller or in which it has any rights or licenses, together with a brief description of each. The Owner has no knowledge of any infringement or alleged infringement by others of any trade name, trademark, service mark, or copyright owned by Seller. The Seller has not infringed, nor is now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation. Except as set forth in the Disclosure Schedule, the Seller is not a party to any license, agreement, or arrangement, whether as licensor, licensee, franchisor (other than as franchisor pursuant to the franchise agreements set forth in the Disclosure Schedule), franchisee, or otherwise, with respect to any trade names, trademarks, service marks, or applications for them, or any copyrights. Except as set forth in the Disclosure Schedule, the Seller owns, or holds adequate licenses or other rights to use, all trade names, trademarks, service marks, and copyrights necessary for its respective business as now conducted by it, and that use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others. The Seller has the right to sell or assign to Purchaser all owned trade names, trademarks, service marks, and all such licenses and other rights.

         SECTION 3.20 Millennium Compliance. The Computer hardware and software systems used for the storage and processing of data ("Systems") by the Seller are Millennium Compliant. To the best knowledge of Owner, without having made any investigation, all of the suppliers and third party providers of the Business are Millennium Compliant. The Seller is taking or has taken all necessary and appropriate action to address and remedy any deficiencies in Systems from becoming Millennium Compliant. For purposes of this Section 3.20, "Millennium Compliant" shall mean the ability of Systems to provide the following functions, without human intervention, individually and in combination with other products or systems currently in use by Seller: (a) consistently handle date information before, during, and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates; (b) function accurately and without interruption before, during, and after January 1, 2000 (including leap year computations), without any change in operations associated the advent of a new century; (c) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined, and predetermined manner; and (d) store and provide output of date information in ways that are unambiguous as to century.

         SECTION 3.21 Interests in Customers, Suppliers, Etc. Except as set forth in the Disclosure Schedule, no Owner, officer, or manager or affiliate of the Seller possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee or competitor of such Seller. Ownership of securities of a corporation whose securities are registered under the 1934 Act not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section.

         SECTION 3.22 Investment Purpose. The Owner and Seller represent that they are acquiring and will acquire, as the case may be, the shares of Parent issuable to them pursuant hereto solely for their own account for investment purposes only and not with a view toward resale or distribution thereof other than pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Owner and Seller understand that such shares of Parent common stock will be issued in reliance upon an exemption from the registration requirements of the Securities Act and that subsequent sale or transfer of such securities is prohibited absent registration or exemption from the provisions of the Securities Act. The Owner and Seller hereby agree that they will not sell, assign, transfer, pledge or otherwise convey any of the shares of the Parent common stock issuable to them pursuant hereto, except in compliance with the provisions of the Securities Act and in accordance with any transfer restrictions or similar terms set forth on the certificates representing such securities or otherwise set forth herein.

                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES
                            OF PURCHASER AND PARENT

         Purchaser and Parent jointly and severally represent and warrant to the Seller and Owner as follows:

         SECTION 4.1 Organization and Qualification. Purchaser and Parent are corporations duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser and Parent have all requisite power and authority to own or operate their properties and conduct their businesses as they are now being conducted. Purchaser and Parent are duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease or the nature of the business transacted by them makes such qualification necessary.

         SECTION 4.2 Authority Relative to this Agreement. Purchaser and Parent have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser and Parent, and no other proceedings on the part of Purchaser or Parent are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Purchaser and Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Seller, this Agreement constitutes a valid and binding agreement of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms.

         SECTION 4.3 Consents and Approvals; No Violation. Except as described in the Disclosure Schedule, neither the execution and delivery of this Agreement by Purchaser and Parent nor the consummation of the transactions contemplated hereby nor compliance by Purchaser or Parent with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-laws of Purchaser or Parent,
(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (iii) result in a default (with or without due notice or lapse of time or both) (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Contract, license, agreement or other instrument or obligation to which the Purchaser or Parent is a party or by which any of its respective assets may be bound, (iv) result in the creation or imposition of any lien, charge or other encumbrance on the assets of the Purchaser or Parent, or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or Parent or any of their respective assets.

         SECTION 4.4 Parent Common Stock

         (1) Parent has, and will have as of the Closing, complete and indefeasible title to the stock (the "Stock") which is being given as part of the Purchase Price pursuant to Article II, above, free and clear of all liens, claims, encumbrances and restrictions of every kind or nature;

         (2) Parent has, and will have as of the Closing, the complete and unrestricted right, power and authority to convey the Stock to the Seller and Owner;

         (3) The transfer of the Stock to Seller and Owner will not violate any of the provisions of any agreements to which Parent is a party or by which Parent or the Stock is otherwise bound and will not violate any state or federal rule or regulation;

         (4) Parent has not made, and will not have made as of the Closing, any prior assignment, hypothecation, pledge or transfer of all or any portion of the Stock; and

         (5) The Stock has been, or will have been as of the Closing, duly authorized to have been issued by Parent.

                                   ARTICLE V.
                                   COVENANTS

         SECTION 5.1 Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         SECTION 5.2 Consents. Purchaser and Seller will use commercially reasonable efforts to obtain on or before July 31, 1999, such consents of third parties to agreements which would otherwise be violated by any provisions hereof, to take all actions as are reasonably necessary to effect the transactions contemplated hereby, and to make such filings with governmental authorities necessary to consummate the transactions contemplated by this Agreement including, without limitation, the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement.

         SECTION 5.3 Public Announcements. Purchaser and the Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to the existence of this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

         SECTION 5.4 Employees. Upon the Closing Date, the Seller shall terminate all of its employees without incurring any obligation for severance pay, unemployment compensation or vesting of employee benefits. Simultaneously, Purchaser shall employ such persons as it shall determine to be needed for its operation of the Business after the Closing, and shall provide such persons with comparable rates of compensation and credit for prior service for purposes of employee benefits and accruals.

         SECTION 5.5 Noncompete Agreements.

         (a) For a period of two years following the date of Closing neither Seller nor Owner shall directly or indirectly (i) act or serve as an employee (except in a capacity which does not involve management, executive, policy-making, sales, marketing, product development, finance, or accounting activities or advice to management, sales, marketing, development or accounting personnel), officer, director, manager, trustee, agent, operator, advisor, or consultant for any Competing Business (as defined below) operating within the Area; (ii) have any beneficial ownership or equity interest (except for an ownership interest of less than one percent in any company subject to the reporting requirements of the Exchange Act) in any Competing Business operating within the Area, whether such interest is derived as a sole proprietor, partner, Owner, beneficiary, or otherwise, or have any right, option, agreement, understanding, or arrangement to acquire any such interest; (iii) solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate to or for a Competing Business the business of any person or entity located within the Area which was a customer of the Seller on or within one year prior to the Closing Date (or later termination of employment) or the business of which the Seller had solicited within one year prior to the Closing Date (or later termination of employment).

         (b) For the purposes of this Section 5.5, "Competing Business" means any business which is engaged in the marketing of investment securities, in the manner being conducted on the date hereof at the offices of Seller in Dallas, Texas or in any business which solicits any customer or client of Parent and its subsidiaries. "Area" shall mean the state of Texas.

         (c) If Seller commits a breach, or threatens to commit a breach of the provisions of subsection (a) above, Purchaser shall have the right and remedy to have the provisions of subsection (a) specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Purchaser and that money damages will not provide an adequate remedy to Purchaser.

         (d) If any of the covenants contained in subsection (a) above, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

         (e) If any of the covenants contained in subsection (a) above, or any part thereof, are held to be unenforceable because of the scope or duration of such provision of the geographic area covered thereby, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of such provision and, in its reduced form, said provision shall then be enforceable.

         SECTION 5.6 Conduct of Business of the Seller. Except as contemplated by this Agreement or disclosed in the Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, the Seller will conduct its operations according to its ordinary and usual course of business and consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or disclosed in the Disclosure Schedule, the Seller will not, prior to the Closing Date, without the prior written consent of Purchaser (a) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to, any merger, consolidation or business combination (other than the sale hereby), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any release or relinquishment of any material contract rights, not in the ordinary course of business; (b) propose or adopt any amendments to its charter or by-laws; (c) enter into, assign or terminate, or amend in any material respect, any Contract other than in the ordinary course of business; (d) acquire, dispose of, encumber or relinquish any material asset; (e) waive, compromise or settle any right or claim that would adversely affect the ownership, operation or value of any Asset; (f) make any capital expenditures other than pursuant to existing capital expenditure programs that are disclosed in the Disclosure Schedule; (g) allow or permit the expiration, termination or cancellation at any time prior to the Closing Date of any insurance policies or coverages or surety bonds currently maintained by or on behalf of the Seller unless replaced with a policy, coverage or bond having substantially the same coverage and similar terms and conditions; (h) increase, directly or indirectly, the salary or other compensation of any officer or Owner of management of Seller or enter into any employment agreement with any person or pay or enter into any agreement to pay any bonuses or other extraordinary compensation to any officer of the Seller to any Owner of management or other employees, or institute any general increase in rates of compensation for its employees, or increase, directly or indirectly, any provisions or other benefits of any of such persons; or (i) waive, settle or compromise any material litigation or other claim on a basis materially adverse to the Seller.


                                  ARTICLE VI.
                   CONDITIONS TO CONSUMMATION OF THE PURCHASE

         The respective obligations of each party to effect the Closing are subject to the satisfaction by all parties, or waiver by Purchaser where permissible, at or prior to the Closing of the following conditions. Failure by a party to comply with any such condition shall give the other party the right to terminate this Agreement and to return the parties to their status preceding the execution hereof.

                  (a) This Agreement and the transactions contemplated hereby shall have been adopted by the requisite affirmative vote of the Partners of the Seller.

                  (b) There shall have been no material adverse change in the Business or Assets of Seller;

                  (c) All parties shall have delivered all documents and taken all other actions required by this Agreement.

                  (d) All representatives and warranties of any party shall be true and effective as of the Closing.

                  (e) All consents of third parties required for the transactions hereby shall have been received on or before July 31, 1999.

                  (f) Purchaser and the other parties to the Asset Purchase Agreement dated June 15, 1999 shall have satisfied all conditions to be able to close the acquisition of certain assets of Block Trading, Inc. pursuant to such agreement, including the obtaining of approval of the U.S. Bankruptcy Court in Houston, Texas.

                  (g) Purchaser shall be satisfied in its sole discretion on or before July 31, 1999 with its due diligence review of the Assets and the Business.

                  (h) Purchaser and El Dorado Publishing, Inc. shall have closed the Note Purchase Agreement for the purchase by the Purchaser of $710,000 in promissory notes payable to El Dorado, in the form attached hereto as Exhibit A.

                  (i) Purchaser and Owner shall have closed the Houston
Agreement.

                  (j) The Common Stock of Parent shall have closed at an average sales price of $5.50 per share during the ten trading days preceding the Closing.


                                  ARTICLE VII.
                                INDEMNIFICATION

         SECTION 7.1 Purchaser's Right to Indemnification. Seller and Owner shall and do hereby jointly and severally indemnify and hold harmless, Parent, Purchaser and their stockholders, directors, officers, employees, agents and representatives from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses (including all court costs and reasonable attorneys' fees) that any such indemnified party may suffer or incur as a result of or relating to: (a) the breach or inaccuracy, or any alleged breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by Seller herein or pursuant hereto; (b) any lawsuit, claim or proceeding of any nature relating to Seller existing at or prior to the Closing or arising out of any act, transaction, circumstance or fact relating to Seller occurring prior to the Closing; (c) any income or related tax arising out of or resulting from the operations of Seller prior to the Closing, any transaction or activity of Seller prior to the Closing or any income derived by Seller prior to the Closing; (d) any wages, salaries or other compensation, and other liabilities, obligations, claims or contingencies of any nature due or payable at any time whatsoever to the Owner, or an officer, employee, agent or representative of Seller, including any of such persons terminated by Seller at or prior to the Closing and any of such persons hired by Purchaser as of the Closing, in connection with their services to or employment by the Seller prior to the Closing; (e) any loss, claim or liability resulting from the operation of the Business prior to the Closing.

         SECTION 7.2 Seller's and Owners' Right to Indemnification. Purchaser and Parent shall and do hereby jointly and severally indemnify and hold Seller and Owner, and their directors, officers, partners, employees, agents and representatives harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses (including all court costs and reasonable attorneys' fees) that Seller or any such indemnified party may suffer or incur as a result of or relating to: (a) the breach or inaccuracy, or any alleged breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by Purchaser and Parent herein or pursuant hereto; and (b) those liabilities, obligations, claims, contingencies and encumbrances accruing or arising after the Closing in connection with the Business of the Purchaser, except to the extent that such liabilities, obligations, claims, contingencies or encumbrances are attributable to actions taken or omitted to be taken by Seller and/or the Owner prior to the Closing.

         SECTION 7.3 Notices. The party seeking indemnification hereunder ("Indemnitee") shall promptly, and within 30 days after notice to it (notice to Indemnitee being the filing of any action, receipt of any claim in writing or similar form of actual notice) of any claim as to which it asserts a right to indemnification, notify the party from whom indemnification is sought ("Indemnitor") of such claim. Indemnitee shall bill Indemnitor for any such claims no more frequently than on a monthly basis, and Indemnitor shall promptly pay (or cause to be paid) Indemnitee upon receipt of any such bill. The failure of Indemnitee to give the notification to Indemnitor contemplated above in this Section shall not relieve Indemnitor from any liability or obligation that it may have pursuant to this Agreement unless the failure to give such notice within such time shall have been materially prejudicial to it, and in no event shall the failure to give such notification relieve Indemnitor from any liability it may have other than pursuant to this Agreement.

         SECTION 7.4 Third-Party Claims. If any claim for indemnification by Indemnitee arises out of an action or claim by a person other than Indemnitee, Indemnitor may, by written notice to Indemnitee, undertake to conduct the defense thereof and to take all other steps or proceedings to defeat or compromise any such action or claim, including the employment of counsel; provided that Indemnitor shall reasonably consider the advice of Indemnitee as to the defense or compromise of such actions and claims, and Indemnitee shall have the right to participate, at its own expense, in such proceedings, but control of such proceedings shall remain exclusively with Indemnitor. Indemnitee shall provide all reasonable cooperation to Indemnitor in connection with such proceedings. Counsel and auditor costs and expenses and court costs and fees of all proceedings with respect to any such action or claim shall be borne by Indemnitor, except in cases in which the Indemnitee chooses to participate at its cost. If any such claim is made hereunder and Indemnitor does not elect to undertake the defense thereof by written notice to Indemnitee, Indemnitee shall be entitled to control such proceedings and shall be entitled to indemnity with respect thereto pursuant to the terms of this
Article VII. To the extent that Indemnitor undertakes the defense of such claim by written notice to Indemnitee and diligently pursues such defense at its expense, Indemnitee shall be entitled to indemnification hereunder only to the extent that such defense is unsuccessful as determined by a final judgment of a court of competent jurisdiction, or by written acknowledgment of the parties.

         SECTION 7.5 Offset. In addition to any other right of recovery available to any party hereto, any claim for indemnity pursuant to this Article VII may be offset against its right to recover any obligations owed by the offsetting party to the party against which indemnification is claimed.

         SECTION 7.6 Access to Records. Seller, Owner, and their agents, shall be afforded reasonable access to the books and records of Purchaser during normal business hours upon reasonable notice for the purpose of verifying any claim against Seller hereunder and any other reasonable purpose. Seller, Owner, or their agents may be required to sign an appropriate confidentiality agreement prior to any inspection of books and records hereunder.

         SECTION 7.7 Limitation of Actions. No action for indemnification under this Section Article VII shall be brought later than two years from the date of Closing, provided that such survival period shall extend to the expiration of the applicable statute of limitation for claims involving taxation and environmental matters. No party shall have any indemnification obligation in excess of the Purchase Price set forth in Article II.

         SECTION 7.8 Arbitration. All disputes under this Article VII shall be settled by arbitration in Dallas, Texas, before one arbitrator pursuant to the rules of the American Arbitration Association. The parties shall seek to agree to a single arbitrator, and if they cannot agree, an arbitrator will be appointed by the Dallas office of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 7.7. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of its award, all or any part of the arbitration expenses of the other party (including reasonable attorney's fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

                                  ARTICLE VII.
                                 MISCELLANEOUS

         SECTION 8.1 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.2 Brokerage Fees and Commissions. All parties represent that they have incurred no obligation for brokerage commissions.

         SECTION 8.3 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise without the consent of the other party hereto.

         SECTION 8.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

         SECTION 8.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         If to the Seller:

                  Millennium Daqcom/Dallas LP
                  c/o Robert G. Bailey
                  3306 Sul Ross
                  Houston, Texas 77098

         If to Purchaser:

                  RushTrade.com, inc.
                  13355 Noel Road, Suite 610
                  Dallas, Texas 75240
                  Attention: D. M. Moore, Jr.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         SECTION 8.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. ANY DISPUTE ARISING UNDER THIS AGREEMENT NOT OTHERWISE SUBJECT TO ARBITRATION SHALL BE REFERRED TO THE STATE COURTS IN DALLAS COUNTY, TEXAS.

         SECTION 8.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning of interpretation of this Agreement.

         SECTION 8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 8.9 Expenses. Except as otherwise provided herein, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

         SECTION 8.10 Survival. All of the covenants, representations and warranties of any party hereto shall survive the Closing.

         SECTION 8.11 Disclosure Schedule. Within ten business days hereafter, the Seller and the Purchaser shall deliver the Disclosure Schedule to each other. The Disclosure Schedule shall contain all information required to disclose fully any exception or qualification to this Agreement and shall cross reference the section of this Agreement so qualified.

         SECTION 8.12 Termination. This Agreement may be terminated by either party without penalty if the Closing has not occurred on or before August 31, 1999.

         SECTION 8.13 Time. Time is and shall be of the essence of this Agreement.

         SECTION 8.14 Fax Signatures. This Agreement and any agreement or document contemplated hereby may be signed and delivered by a party by facsimile, such facsimile shall be deemed to be an original signature.



                               SIGNATURES FOLLOW

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year set forth above.

                              MILLENNIUM DAQCOM/DALLAS, LP
                              By: Daqcom Management, LLC, General Partner


                              By:     /s/ Albert E. Butler
                                 ---------------------------------------------
                                          Albert E. Butler, President



                              MILLENNIUM DAQCOM LP
                              By Daqcom Management LLC, General Partner


                              By     /s/ Albert E. Butler
                                 ---------------------------------------------
                                         Albert E. Butler, President


                              RUSHMORE FINANCIAL GROUP, INC.


                              By     /s/ D. M. Moore, Jr.
                                 ---------------------------------------------
                                         D. M. Moore, Jr., President



                              RUSHTRADE.COM, INC.


                              By    /s/ D. M. Moore, Jr.
                                 ---------------------------------------------
                                        D. M. Moore, Jr., President